Exhibit 10.1

Sandia Investment Management LP 201 Washington Street, Boston, MA 02108	Aeries Technology, Inc. 60 Paya Lebar Road, #08-13, Paya Lebar Square, Singapore 409051

January 22, 2026

This Amendment No. 2 (this “Amendment”) to the Letter Agreement is entered into by and between the parties to that certain Letter Agreement dated September 16, 2025 as amended from time to time (the “Letter Agreement”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Letter Agreement.

1. Outstanding Amount

The Parties acknowledge that, as of the date hereof, the outstanding amount payable by the Company to Sandia under the Letter Agreement is USD 1,812,063.23 (the “Outstanding Amount”), subject to reduction pursuant to sell-downs of Shares in accordance with the Letter Agreement.

2. Amortization of Outstanding Amount

(a) Amortization of the Outstanding Amount shall commence on March 31, 2026, on which date the Company shall pay USD 100,000 toward the Outstanding Amount.

(b) Thereafter, commencing in April 2026, the Company shall make monthly amortization payments of USD 75,000, payable on or before the last Business Day of each calendar month, until the Outstanding Amount has been paid in full, subject to adjustment as provided herein.

3. Interest

(a) Interest shall accrue on the Outstanding Amount at the rate of 15% per annum, calculated on a monthly basis.

(b) Effective January 1, 2026, interest shall be payable monthly on the last Business Day of each month.

(c) Interest shall be calculated on the Outstanding Amount as reduced from time to time by: (i) any amortization payments made pursuant to Section 2; and (ii) any reductions resulting from the sell-down of Shares by Sandia pursuant to the Letter Agreement.

4. Application of Sell-Down Proceeds

Any proceeds received by Sandia from the sell-down of Shares in accordance with the Letter Agreement shall be applied as a reduction of the Outstanding Amount, and such reduction shall be taken into account for purposes of calculating future interest and amortization payments. For purposes of such reduction, (i) where Shares are sold at a price equal to or greater than USD 1.05 per Share, only USD 1.05 per Share shall be applied toward the reduction of the Outstanding Amount, and any proceeds in excess of USD 1.05 per Share shall accrue solely to Sandia; and (ii) where Shares are sold at a price below USD 1.05 per Share, only the actual proceeds received shall be applied toward reducing the Outstanding Amount.

Any sale proceeds above USD 1.05 per Share shall not reduce the Outstanding Amount and shall accrue solely to Sandia.

5. Extension of Designated Period

The Designated Period under the Letter Agreement is hereby extended until the date on which the Outstanding Amount has been paid in full, unless earlier terminated in accordance with the Letter Agreement.

6. Return of Shares upon Payment; Return of Excess Amount

To the extent Sandia receives any payment toward the Outstanding Amount (including any amortization payment), Sandia shall, three months after the last Business Day of each calendar quarter, return to the Company or cause to be cancelled (at the direction of the Company), a number of Shares equal to the dollar amount so received, on a one-for-one basis, (with each Share valued at USD 1 per Share). Upon such return or cancellation of Shares, the Outstanding Amount shall be reduced by the corresponding amount.

For the avoidance of doubt, to the extent Sandia receives any amount in excess of the Outstanding Amount then due and payable, Sandia shall refund such excess amount to the Company. Any such refund shall be made within Ten (10) Business Days of Sandia becoming aware of the excess payment.

By way of illustration, a repayment of USD 100,000 on May 4, 2026 shall require the return or cancellation of 100,000 shares on September 30, 2026.

7. No Other Amendments

Except as expressly amended hereby, the Letter Agreement, as amended, shall remain unchanged and in full force and effect.

8. Effect of Amendment

This Amendment shall be deemed to form a part of, and be read together with, the Letter Agreement, and any reference to the Letter Agreement therein shall mean the Letter Agreement as amended by this Amendment.

AERIES TECHNOLOGY, INC.

By:	/s/ Bhisham Khare
Name:	Bhisham Khare
Title:	Director and CEO

SANDIA INVESTMENT MANAGEMENT LP

By:	/s/ Tom Cagna
Name:	Tom Cagna
Title:

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